Exhibit 10.22

MIRANT SERVICES

SUPPLEMENTAL BENEFIT (PENSION) PLAN

MIRANT SERVICES

SUPPLEMENTAL BENEFIT (PENSION) PLAN

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5.5.	Recourse	6
5.6.	Compliance with Section 409A	6

ARTICLE VI	MISCELLANEOUS	7
6.1.	Assignment	7
6.2.	Amendment and Termination	7
6.3.	No Guarantee of Employment	7
6.4.	Construction	7

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MIRANT SERVICES

SUPPLEMENTAL BENEFIT (PENSION) PLAN

ARTICLE I

PURPOSE AND ADOPTION OF PLAN

1.1. Adoption. The Mirant Services Supplemental Benefit Plan is hereby amended and restated effective as of January 1, 2009 as two separate plans – The Mirant Services Supplemental Benefit (Pension) Plan and the Mirant Services Supplemental Benefit (Savings) Plan. This Plan is a continuation of the defined benefit portion of the Mirant Services Supplemental Benefit Plan which was originally adopted effective January 1, 2001. The Mirant Services Supplemental Benefit (Savings) Plan is a continuation of the defined contribution portion of the Mirant Services Supplemental Benefit Plan.

1.2. Purpose. The Plan is designed to provide certain retirement and other deferred compensation benefits primarily for a select group of management or highly compensated employees which (1) are not otherwise payable or cannot otherwise be provided under the Pension Plan as a result of the limitations set forth under Sections 401(a)(17) or 415 of the Code and (2) compensate for lost benefits resulting from participation in the Deferred Compensation Plans. The Plan shall be an unfunded deferred compensation arrangement whose benefits shall be paid solely from the general assets of the Employing Companies.

ARTICLE II

DEFINITIONS

2.1. “Beneficiary” shall mean any person, estate, trust, or organization entitled to receive any payment under the Plan upon the death of a Participant.

2.2. “Board” or “Board of Managers” shall mean the Board of Managers of the Company.

2.3. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.4. “Committee” shall mean the committee as designated by the Board to be responsible for administering the Plan, and as referred to in Section 3.1 hereof.

2.5. “Company” shall mean Mirant Services, LLC, its successors and assigns.

2.6. “Deferred Compensation Plans” shall mean the Mirant Corporation Deferred Compensation Plan for Directors and Select Employees and the Mirant Corporation Deferred Compensation Plan, as amended from time to time, and any successor to such plans.

2.7. “Effective Date” of this Plan shall mean January 1, 2009. The Mirant Services Supplemental Benefit Plan, as the predecessor to this Plan, was originally effective January 1, 2001.

2.8. “Employee” shall mean an employee of an Employing Company, not covered by a collective bargaining agreement between the Employing Company and a union or other employee representative.

2.9. “Employing Company” shall mean the Company, any United States subsidiary or affiliate of Mirant, or any other subsidiary or affiliate of Mirant, which the Board may from time to time determine to bring under the Plan and which shall adopt the Plan, and any successor of any of them.

2.10. “Mirant” shall mean Mirant Corporation (f/k/a Southern Energy, Inc.), its successors and assigns.

2.11. “Participant” shall mean an Employee or former Employee who is eligible and participates in the Plan pursuant to Sections 4.1 and 4.2.

2.12. “Payment Commencement Date” shall mean, for each Participant, the January 1, April 1, July 1 or October 1 that immediately follows the later of (a) the date such Participant separates from service (within the meaning of Section 409A of the Code), (b) the date such Participant reaches age 50, or (c) January 1, 2009.

2.13. “Pension Benefit” shall mean the benefit described in Section 5.1.

2.14. “Pension Plan” shall mean the Mirant Services Pension Plan, as amended from time to time.

2.15. “Plan” shall mean the Mirant Services Supplemental Benefit (Pension) Plan, as amended from time to time.

2.16. “Plan Year” shall mean the calendar year.

2.17. “Resolution Date” shall mean the first date on which all of the amount deferred with respect to a Participant under this Plan is reasonably ascertainable within the meaning of Treasury Regulation 31.3121(v)(2).

2.18. “SERP Benefit” shall mean the benefit, if any, payable to a Participant under the Second Amended and Restated Mirant Services Supplemental Executive Retirement Plan.

2.19. “Trust” shall mean the Mirant Corporation Benefit Security Trust Agreement (adopted effective April 2, 2007).

Where the context requires, the definitions of all terms set forth in the Pension Plan and the Deferred Compensation Plans shall apply with equal force and effect for purposes of interpretation and administration of the Plan, unless said terms are otherwise specifically defined in the Plan. The masculine pronoun shall be construed to include the feminine pronoun and the singular shall include the plural, where the context so requires.

ARTICLE III

ADMINISTRATION OF PLAN

3.1. Administrator. The general administration of the Plan shall be placed in the Committee. The Committee shall consist of the members of the Company’s Mirant Benefits Committee. Any member may resign or may be removed by the Board of Managers and new members may be appointed by the Board of Managers at such time or times as the Board of Managers in its discretion shall determine. The Committee shall be chaired by the Chairman of the Mirant Benefits Committee and may select a Secretary (who may, but need not, be a member of the Committee) to keep its records or to assist it in the discharge of its duties. A majority of the members of the Committee shall constitute a quorum for the transaction of business at any meeting. Any determination or action of the Committee may be made or taken by a majority of the members present at any meeting thereof, or without a meeting by resolution or written memorandum concurred in by a majority of the members.

3.2. Powers. The Committee shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan more particularly set forth herein. It shall have the discretion to interpret the Plan and shall determine all questions arising in the administration, interpretation and application of the Plan. Any such determination by it shall be conclusive and binding on all persons. It may adopt such regulations as it deems desirable for the conduct of its affairs. It may appoint such accountants, counsel, actuaries, specialists and other persons as it deems necessary or desirable in connection with the administration of this Plan, and shall be the agent for the service of process.

3.3. Duties of the Committee.

(a) The Committee is responsible for the daily administration of the Plan. It may appoint other persons or entities to perform any of its fiduciary functions. The Committee and any such appointee may employ advisors and other persons necessary or convenient to help it carry out its duties, including its fiduciary duties. The Committee shall have the right to remove any such appointee from his position. Any person, group of persons or entity may serve in more than one fiduciary capacity.

(b) The Committee shall maintain accurate and detailed records and accounts of Participants and of their rights under the Plan and of all receipts, disbursements, transfers and other transactions concerning the Plan. Such accounts, books and records relating thereto shall be open at all reasonable times to inspection and audit by persons designated by the Committee.

(c) The Committee shall take all steps necessary to ensure that the Plan complies with the law at all times. These steps shall include such items as the preparation and filing of all documents and forms required by any governmental agency; maintaining of adequate Participants’ records; recording and transmission of all notices required to be given to Participants and their Beneficiaries; the receipt and dissemination, if required, of all reports and information received from the Employing Companies; securing of such fidelity bonds as may be required by law; and doing such other acts necessary for the proper administration of the Plan. The Committee shall keep a record of all of its proceedings and acts, and shall keep all such books of account, records and other data as may be necessary for proper administration of the Plan.

3.4. Indemnification. The Employing Companies shall indemnify the Committee against any and all claims, losses, damages, expenses and liability arising from an action or failure to act, except when the same is finally judicially determined to be due to gross negligence or willful misconduct. The Employing Companies may purchase at their own expense sufficient liability insurance for the Committee to cover any and all claims, losses, damages and expenses arising from any action or failure to act in connection with the execution of the duties as Committee. No member of the Committee who is also an Employee shall receive any compensation from the Plan for his services in administering the Plan.

ARTICLE IV

ELIGIBILITY

4.1. Eligibility Requirements. Each Employee who is determined eligible to participate in accordance with Section 4.2 shall be eligible to receive benefits under the Plan if: (a) such Employee’s benefits under the Pension Plan are limited by the limitations set forth in Sections 401(a)(17) or 415 of the Code or (b) such Employee makes deferrals under the Deferred Compensation Plans.

4.2. Determination of Eligibility. The Committee shall determine which Employees are eligible to participate. Upon becoming a Participant, an Employee shall be deemed to have assented to the Plan and to any amendments hereafter adopted. The Committee shall be authorized to rescind the eligibility of any Participant if necessary to insure that the Plan is maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees under the Employee Retirement Income Security Act of 1974, as amended.

ARTICLE V

BENEFITS

5.1. Pension Benefit.

(a) Each Participant shall be entitled to payment of a Pension Benefit in the payment form and at the time specified in Section 5.2 which is the actuarial equivalent (as determined by the Committee using the actuarial assumptions in the Pension Plan) of that portion of his Retirement Income under the Pension Plan (expressed in the normal form of payment for a unmarried Participant under the Pension Plan) which is not payable under the Pension Plan as a result of the limitations imposed by Sections 401(a)(17) or 415(b) of the Code, as adjusted under Sections 5.1(b) and 5.1(c).

(b) For purposes of this Section 5.1, the Pension Benefit of a Participant shall be calculated based on the Participant’s Earnings that are considered under the Pension Plan in calculating his Retirement Income, without regard to the limitation of Section 401(a)(17) of the Code, including any portion of his compensation he may have elected to defer under the Deferred Compensation Plans. The amount, if any, listed in Appendix A for a Participant, as adjusted actuarially (if determined necessary by the Committee) for the form of the benefit payment or any other reason, shall be used as an offset in calculating the Pension Benefit for such Participant hereunder.

(c) To the extent that a Participant’s Retirement Income under the Pension Plan is recalculated as a result of an amendment to the Pension Plan in order to increase the amount of his Retirement Income, the Participant’s Pension Benefit shall also be recalculated in order to properly reflect such increase in determining any payments of the Participant’s Pension Benefit made on or after the effective date of such increase to the extent such recalculation will not result in the imposition of an additional tax under Section 409A of the Code.

5.2. Distribution of Benefits.

(a) For a Participant who has not commenced his Pension Benefit as of December 31, 2008, the Pension Benefit, as determined in accordance with Section 5.1, shall be payable in substantially equal annual installments over a ten year period with the first payment to be made on the Payment Commencement Date and subsequent payments to be made on each of the next nine anniversaries of the Payment Commencement Date; provided, however, if the total lump sum value of the Pension Benefit and the SERP Benefit, if applicable, (determined on an aggregated basis by the Committee using the actuarial assumptions in the Pension Plan) is $15,000 or less as of the Payment Commencement Date, the Pension Benefit shall be paid to such Participant in a single lump sum payment on the Participant’s Payment Commencement Date. For a Participant who has commenced receiving his Pension Benefit before December 31, 2008, payment of such Pension Benefit shall continue in the existing payment form through December 31, 2008. Effective January 1, 2009 the actuarial equivalent of any remaining portion of the Pension Benefit shall be determined by the Committee using the actuarial assumptions in the Pension Plan and paid in substantially equal annual installments over a ten year period with the first payment to be made on January 1, 2009 and subsequent payments to be made on each of the next nine anniversaries of such date; provided, however, if the total lump sum value of the remaining portion of the Pension Benefit and the SERP Benefit (determined on an aggregated basis by the Committee using the actuarial assumptions in the Pension Plan) is $15,000 or less as of the Participant’s Payment Commencement Date, the remaining portion of the Pension Benefit shall be paid in a single lump sum payment on the Payment Commencement Date. In order for any lump sum payment to be made under the Plan to a Participant, such payment (together with the lump sum SERP Benefit, if any, payable at the same time) must result in the liquidation of the Participant’s entire interest in the Plan, the Second Amended and Restated Mirant Services Supplemental Executive Retirement Plan, and all other plans required to be aggregated with this Plan under Section 409A of the Code. Notwithstanding any provision of this Section 5.2(a) to the contrary, the foregoing, if a Participant is a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code) of the Company, the first installment payment (or, if applicable the lump sum payment) of the Pension Benefit shall not be payable before the date which is six months and one day after such separation from service, or if earlier, on the date of the Participant’s death. The amount of the annual installment payments will be modified at the appropriate time as follows:

(i) If all or a portion of the Participant’s Pension Benefit has not yet been “taken into account” for employment tax purposes within the meaning of Treasury Regulation 31.3121(v)(2) at the time payment of his Pension Benefit begins, the Participant’s initial annual payment of his Pension Benefit or, if such “taking into account” occurs thereafter, his first annual payment of his Pension Benefit following the Resolution Date, shall be increased by the amount necessary to pay the tax due under the Federal Insurance Contributions Act with respect to the amount of the Participant’s Pension Benefit then required to be “taken into account” (“FICA Tax”), if any, increased by the amount necessary to pay the Participant’s federal and state income tax upon such FICA Tax and upon such increase.

(ii) In the event of a one-time increase in an annual installment payment under Section 5.2(a)(i) hereof, the Employing Company shall thereafter reduce the remaining annual installment payments by the aggregate amount, if any, paid under Section 5.2(a)(i) hereof.

(b) The Beneficiary of a Participant’s Pension Benefit shall be the same as the Provisional Payee, if any, of the Participant’s Retirement Income under the Pension Plan. If a Participant dies after receiving in full his Pension Benefit, no survivor benefits shall be paid under the Plan. If a Participant receiving installment payments dies before such Participant has received his Pension Benefit in full, the remaining installment payments shall be paid to the Participant’s Beneficiary at the same time as such payments would have been made to the Participant; provided, however, the amount of each remaining installment payment shall equal 50% of the amount that would have been payable if the installment payment had been paid to the Participant. If a Participant dies before any part of the Pension Benefit has been paid, 50% of the Participant’s Pension Benefit shall be paid to such Participant’s Beneficiary in substantially equal annual installments over a ten year period with the first payment to be made on the January 1, April 1, July 1 or October 1 immediately following the later of (1) the date of death, (2) the date the Participant reached (or would have reached) age 50, or (3) January 1, 2009. The second payment shall be made on the January 1 which immediately follows the date the first payment is made and each subsequent installment shall be made on the anniversary of such January 1 payment date.

5.3. Funding of Benefits. Except as expressly limited under the terms of the Trust, the Employing Companies shall not reserve or otherwise set aside funds for the payment of their obligations under the Plan. In any event, such obligations shall be paid or deemed to be paid solely from the general assets of the Employing Companies. Participants shall only have the status of general, unsecured creditors of the Employing Companies.

5.4. Withholding. There shall be deducted from payments and, if necessary, from the amounts owed to a Participant under the Plan the amount of any tax required by any governmental authority to be withheld and paid over by the Employing Company to such governmental authority for the account of the Participant or Beneficiary.

5.5. Recourse. In the event a Participant disputes the calculation of his Pension Benefit, or payment of amounts due under the terms of the Plan, the Participant has recourse against his Employing Company, Mirant, the Plan, and the Trust for payment of benefits to the extent the Trust so provides.

5.6. Compliance with Section 409A.

(a) The Committee intends for all payments under the Plan to comply with the requirements of Section 409A of the Code and the Plan shall, to the extent practical, be operated and administered to avoid adverse tax consequences under Section 409A of the Code.

(b) For the period beginning on January 1, 2005 and ending on December 31, 2008, the Plan has been administered in good faith compliance with the requirements of Section 409A of the Code in accordance with the applicable guidance from the Internal Revenue Service.

ARTICLE VI

MISCELLANEOUS

6.1. Assignment. Neither the Participant, his Beneficiary, nor his legal representative shall have any rights to sell, assign, transfer or otherwise convey the right to receive the payment of any Pension Benefit due hereunder, which payment and the right thereto are expressly declared to be nonassignable and nontransferable. Any attempt to assign or transfer the right to payment under the Plan shall be null and void and of no effect.

6.2. Amendment and Termination. The Plan may be amended or terminated at any time by the Board of Managers, provided that no amendment or termination shall cause a forfeiture or reduction in any benefits accrued as of the date of such amendment or termination. The Plan may also be amended by the Committee (a) if such amendment does not involve a substantial increase in cost to the Employing Companies, or (b) as may be necessary, proper, or desirable in order to comply with laws or regulations enacted or promulgated by any federal or state governmental authority. Any decision by the Board of Managers to terminate the Plan and distribute benefits upon termination shall be made after consideration by the Board of Managers of the need for the Company to make such distribution and any adverse tax consequences of such distribution under Section 409A of the Code.

6.3. No Guarantee of Employment. Participation hereunder shall not be construed as creating any contract of employment between the Employing Company and a Participant, nor shall it limit the right of the Employing Companies to suspend, terminate, alter, or modify, whether or not for cause, the employment relationship between the Employing Company and a Participant.

6.4. Construction. This Plan shall be construed in accordance with and governed by the laws of the State of Georgia, to the extent such laws are not otherwise superseded by the laws of the United States.

IN WITNESS WHEREOF, this Plan has been executed by a duly authorized officer of Mirant Services, LLC, pursuant to resolutions of the Board of Managers of the Company, this 17th day of December, 2008, to be effective as provided herein.

MIRANT SERVICES, LLC

By:
Anne M. Cleary
SVP, Administration